Agree Realty Corporation Reports Operating Results for the Fourth Quarter and Full Year 2010

FARMINGTON HILLS, Mich., March 1, 2011 /PRNewswire/ --

Full Year 2010 Highlights:

  Acquired nine net lease assets at a combined cost of $36.8 million
  Developed or redeveloped five net lease assets at a combined cost of $15.4 million
  Disposed of three assets for proceeds of $14.2 million
  Reduced Borders annualized revenues by $2.6 million or 26%
  Increased total revenues by $1.7 million or 5%
  Raised $31.1 million in net proceeds from secondary common equity offering
  Recorded an $8.14 million non-cash impairment on Borders portfolio

Agree Realty Corporation (NYSE: ADC) today announced results for the three months and full year ended December 31, 2010.

Fourth quarter funds from operations (FFO) was ($1,182,000) compared with FFO in the fourth quarter of 2009 of $6,013,000. The reduction in fourth quarter FFO is the result of non-cash impairment charges of $8,140,000 related to Borders Group assets, and a non-recurring lease termination receipt of $700,000.  FFO per diluted share for the fourth quarter of 2010 was ($0.12) compared with $0.71 for the fourth quarter of 2009.  Excluding the non-cash impairment charge and non-recurring lease termination payment, FFO per share for the three months ended December 31, 2010 was $0.63 per share.

A reconciliation of net income to FFO is included in the financial tables accompanying this press release. Net loss for the fourth quarter of 2010 was ($3,313,000), or ($0.33) per diluted share, compared with net income for the fourth quarter of 2009 of $4,563,000, or $0.54 per share.  Total revenues increased 8.5% to $9,566,000, compared with total revenues of $8,820,000 in the fourth quarter of 2009.

For the year ended December 31, 2010 FFO was $16,793,000 compared with FFO for the year ended December 31, 2009 of $23,634,000.  FFO per diluted share for the year ended December 31, 2010 was $1.76 compared with $2.81 for the year ended December 31, 2009.  FFO and FFO per share decreased due to the impairment charge, lease termination payment and an increase in the weighted average shares outstanding as the result of the common share offering in April 2010.  Excluding the non-cash impairment charge and non-recurring lease termination payment, FFO per share for the year ended December 31, 2010 was $2.54.  Net income was $15,628,000, or $1.64 per diluted share, compared with net income for the comparable period last year of $17,994,000, or $2.14 per diluted share.  Total revenues increased 5.0% to $36,112,000 compared with total revenues of $34,402,000 for the comparable period last year.

"In connection with the preparation of our year end financial statements and in light of this month's bankruptcy filing by Borders, we have determined that an $8.14 million non-cash impairment charge is necessary.  Approximately $7.70 million of the impairment charge pertains to four of our Borders stores currently slated for closure by Borders, while the balance of the impairment charge relates to the disposition of our two Borders stores in Tulsa, Oklahoma during the 1st quarter of this year," said Joey Agree, President and Chief Operating Officer.

"Our portfolio of net lease assets continues to expand. During 2010, we completed five developments including projects in Atlantic Beach and St. Augustine Shores, Florida, Oakland, California as well as Ann Arbor, Michigan on behalf of Walgreens. The fifth project was the addition of Dick's Sporting Goods at Boynton Festive Plaza. Our acquisition program also made significant strides during the course of the year, as we acquired nine properties net leased to Lowe's, Kohl's, Chase Bank, PNC Bank, CVS/Caremark and Walgreens.  Our balance sheet remains strong and we continue to be well-positioned to take advantage of opportunities as they arise."

Dividend

The Company paid a cash dividend of $0.51 per share on January 4, 2011 to shareholders of record on December 20, 2010.  The dividend is equivalent to an annualized dividend of $2.04 per share.

Portfolio

At December 31, 2010, the Company's total assets were $285,042,000 and its portfolio consisted of 81 properties located in 17 states and totaling 3,848,464 square feet of gross leasable space.  The portfolio was 99.2% leased at the end of the quarter.

The Company's construction in progress balance totaled approximately $359,000 at December 31, 2010, and the Company capitalized $24,046 of construction period interest during the fourth quarter of 2010.

Major Tenants

The following is a breakdown of base rents in effect at December 31, 2010 for each of the Company's major tenants:

Major Tenant	Annualized Base Rent (A)	Percent of Total Base Rent

Walgreen (30)	$ 11,299,499	31%
Borders (14)	7,357,947	20
Kmart (12)	3,847,911	11
Total	$ 22,505,357	62%

(A) Annual base rent and number of locations for Borders excludes our two Tulsa, Oklahoma stores that were classified as held for sale as of December 31, 2010 and subsequently sold in January, 2011.

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at December 31, 2010 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent
National	$ 32,556,399	89%
Regional	2,720,342	8
Local	1,123,982	3
Total	$ 36,400,723	100%

Lease Expirations

The following table, as of December 31, 2010, sets forth lease expirations for the next 10 years for the Company's freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total
2011	12	111,563	3.0%	781,944	2.1%
2012	29	281,356	7.5%	1,457,922	4.0%
2013	21	330,063	8.8%	1,805,397	5.0%
2014	15	213,570	5.7%	1,162,160	3.2%
2015	21	827,135	21.9%	4,464,549	12.3%
2016	13	150,641	4.0%	2,138,456	5.9%
2017	5	38,944	1.0%	371,995	1.0%
2018	11	200,235	5.3%	3,392,318	9.3%
2019	6	70,170	1.9%	1,741,879	4.8%
2020	6	170,718	4.5%	2,068,701	5.7%
Thereafter	47	1,374,254	36.4%	17,015,402	46.7%
Total	186	3,768,649		$36,400,723

Outstanding Shares and Operating Partnership Units

For the three months and year ended December 31, 2010, the Company's fully diluted weighted average shares outstanding were 9,637,848 and 9,191,500.  The basic weighted average shares outstanding for the three months and year ended December 31, 2010 were 9,590,501 and 9,155,659.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of December 31, 2010, there were 347,619 operating partnership units outstanding and the Company held a 96.56% interest.

Development Activity

During 2010 the Company completed three Walgreens development projects.  These developments were located in Atlantic Beach, Florida, St. Augustine Shores, Florida and Ann Arbor, Michigan.  The Company delivered the Ann Arbor, Michigan store to Walgreens in late September 2010, and the Atlantic Beach and St. Augustine Shores stores were delivered to the tenant in October 2010 and November 2010, respectively.  The Company also completed the redevelopment of its vacant Circuit City store in Boynton Beach, Florida for Dick's Sporting Goods, Inc.  The Dick's Sporting Goods store opened in October 2010.

Acquisition Activity

We acquired six properties during the fourth quarter for a total of $23.2 million.  Five of these properties are single tenant buildings leased to PNC Bank, Lowe's, Kohl's, CVS/Caremark, and Chase Bank and one is the fee interest in the land underlying one of our existing Walgreen locations.

Dispositions

During the quarter, the Company disposed of a Walgreens located in Ocala, Florida.  The Company also terminated a lease agreement by delivering a building to the ground lessor in Aventura, Florida and was relieved of the obligation to pay future ground lease rentals.   The aggregate net loss recorded on these transactions was approximately $590,000.

Held for Sale

As of December 31, 2010 we classified two properties in Tulsa, Oklahoma leased to Borders Group, Inc. as held for sale.  We subsequently closed on the sale of these two properties in January 2011.  We recognized a $440,000 impairment charge as of December 31, 2010 which is reflected in income from discontinued operations.

About Agree Realty Corporation

Agree Realty Corporation is engaged in the ownership, management and development of properties, which are primarily single tenant properties leased to retail tenants and neighborhood community shopping centers.  The Company currently owns and operates a portfolio of 80 properties, located in 17 states and containing approximately 3.8 million square feet of gross leasable space.  The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2009.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com.

Agree Realty Corporation Operating Results (in thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2010	2009	2010	2009
Revenues:
Minimum rents	$8,808	$7,903	$32,787	$31,300
Percentage rent	14	8	35	15
Operating cost reimbursements	703	648	2,604	2,647
Development fee income	-	251	589	410
Other income	41	10	97	30
Total Revenues	9,566	8,820	36,112	34,402
Operating Expenses:
Real estate taxes	461	498	1,913	1,938
Property operating expenses	336	365	1,458	1,566
Land lease payments	186	97	477	387
General and administration	1,399	1,226	5,003	4,559
Depreciation and amortization	1,511	1,380	5,687	5,359
Impairment charge	7,700	-	7,700	-
Interest expense	1,220	1,203	4,712	4,635
Total Operating Expenses	12,813	4,769	26,950	18,444
Income (loss) before discontinued operations	(3,247)	4,051	9,162	15,958
Sale of asset from discontinued operations	(590)	-	4,738	-
Income from discontinued operations	524	512	1,728	2,036
Net Income (Loss)	(3,313)	4,563	15,628	17,994
Net income (loss) attributable to non-controlling interest	(114)	186	561	950
Net Income Attributable to Agree Realty Corporation	($3,199)	$4,377	$15,067	$17,044
Net Income (Loss) Per Share – Dilutive	($0.33)	$0.54	$1.64	$2.14
Reconciliation of Funds from Operations to Net Income (Loss): (1)
Net income (loss)	($3,313)	$4,563	$15,628	$17,994
Depreciation of real estate assets	1,507	1,433	5,810	5,574
Amortization of leasing costs	34	17	93	66
Sale of fixed asset	590	-	(4,738)	-
Funds from Operations	($1,182)	$6,013	$16,793	$23,634
Funds from Operations Per Share – Dilutive	($0.12)	$0.71	$1.76	$2.81
Weighted average number of shares and OP units outstanding – dilutive	9,985	8,436	9,539	8,417

(1)FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation Consolidated Balance Sheets (in thousands) (Unaudited)
	December 31, 2010	December 31, 2009
Assets
Land	$103,693	$95,047
Buildings	227,646	220,605
Accumulated depreciation	(66,111)	(64,076)
Property under development	359	4,792
Property held for sale	6,522	-
Cash and cash equivalents	593	689
Accounts receivable	1,330	1,987
Deferred costs, net of amortization	10,098	1,897
Other assets	912	848
Total Assets	$285,042	$261,789

Liabilities
Mortgages payable	$71,527	$75,553
Notes payable	28,380	29,000
Deferred revenue	9,346	10,035
Dividends and distributions payable	5,146	4,354
Other liabilities	3,513	3,020
Total Liabilities	117,912	121,962

Stockholders' Equity
Common stock (9,759,014 and 8,196,074 shares)	1	1
Additional paid-in capital	179,705	147,466
Deficit	(14,702)	(10,633)
Accumulated other comprehensive income (loss)	(765)	(71)
Non-controlling interest	2,891	3,064
Total Stockholders' Equity	167,130	139,827
	$285,042	$261,789

CONTACT:  Alan D. Maximiuk, Chief Financial Officer, +1-248-737-4190